Exhibit 10.7

English Summary of Small Enterprise Small Amount Credit Loan Contract without Mortgage Entered into by and between Shenzhen Junlong Culture Communication Co., Ltd. ("the Company") and Shenzhen Branch, Construction Bank of China ("the Creditor") dated October 23, 2009

Main contents

  Contract number: ECheng 0572009727;

  The Creditor will provide to the Company a credit with maximum amount of RMB 1 million for the period from October 26, 2009 to October 25, 2010;

  Interest rate of loan: for short term loan (less than one year), the rate is 20% above benchmark rate published by the People’s Bank. The interest shall be settled on a monthly basis.

  The Company shall pay RMB 40,000 as credit warranty fee to the Creditor before receiving the loan from the Creditor.

  The Creditor’s approval shall be obtained in case of material change of the Company, including transfer of the significant assets, lease out, reform as a company limited by shares, joint operation, combination, merger, division, joint venture, equity transfer, and any other activities which shall affect the realization of the Creditor’s rights hereunder.

  Breach of contract penalty: adjustment of credit, cancellation of unused credit, imposition of punitive interest, demand prepayment of loan and other measures;

Summary of the articles omitted

  Use of credit

  Repayment

  Rights and obligations of Company

  Rights and obligations of Creditor

  Breach Liability and Remedies

  Suspension of Credit

  Miscellaneous

  Dispute Settlement

  Conditions of Effectiveness

  Acknowledgement